EXHIBIT 10.1

TREX COMPANY, INC.

2005 Stock Incentive Plan

Non-Incentive Stock Option Agreement

Grant Date: Last Date to Exercise: 1/	Stock Option Exercise Price:

Number of Shares of Common Stock

Covered by Grant of Options:

We are pleased to inform you that the Board of Directors has granted you an option (the “Option”) to purchase Trex Company, Inc. common stock. Your grant has been made under the Company’s 2005 Stock Incentive Plan (the “Plan”), which, together with the terms contained in this Agreement, sets forth the terms and conditions of your grant and is incorporated herein by reference. If any provisions of the Agreement should appear to be inconsistent with the Plan, the Plan will control.

This stock option grant has been executed and delivered as of on behalf of Trex Company, Inc.

Robert G. Matheny
Chairman and Chief Executive Officer

ACCEPTED AND AGREED TO:

Employee Name

This is not a stock certificate or a negotiable instrument. Transferable only pursuant to Section 10.2 of the Plan.

1	Certain events can cause an earlier termination of the Option. See “Effects of Changes in Capitalization” in the Plan. This date shall be extended for one (1) year in the event your employment terminates due to your death during the tenth year of the term.

1. Vesting:

Subject to the terms of the Plan, the Option becomes vested as to 33 1/3 % of the shares of Stock purchasable pursuant to the Option on the first anniversary of the date of grant of the Option, if you have been providing services to the Company or a Subsidiary continuously from the Option’s date of grant to the first anniversary of the date of grant (the “Anniversary Date”) and, so long as continuous provision of services has not been interrupted, the Option becomes vested as to an additional 33 1/3% of the shares of Stock subject to the Option on each of the next two (2) Anniversary Dates. Notwithstanding the foregoing, if you should incur an Involuntary Termination within a one (1) year period following a Change in Control, the Option shall become 100% vested at the time of your termination. “Change in Control” means the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are shareholders or Affiliates immediately prior to the transaction) owning 50% or more of the combined voting power of all classes of stock of the Company. “Involuntary Termination” means a termination of employment by the Company for a reason other than Cause or by you if the Company takes any action which results in a diminution in any material respect with your position (including status, offices, titles and reporting requirements), compensation, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you.

2. Exercise:

You may exercise this Option, in whole or in part, to purchase a whole number of vested shares at any time of not less than 100 shares, unless the number of shares purchased is the total number available for purchase under the Option, by following the exercise procedures as set forth in the Plan. All exercises must take place before the Last Date to Exercise (shown on the cover sheet), or such earlier date following your death, disability, retirement, or your ceasing to provide services as described below under “Service Requirements and Termination of Option.” The number of shares you may purchase as of any date cannot exceed the total number of shares vested by that date, less any shares you have previously acquired by exercising this Option.

3. Service Requirements and Termination of Option:

If your service terminates, except as provided in Section 1 above and this Section 3, all further vesting of shares under this Option stops and all unvested shares are canceled.

If your service terminates for a reason other than: (i) for Cause or (ii) because of your death, permanent and total disability or retirement, you will have ninety (90) days after your provision of services ceases to exercise your vested Option shares, but in no event may the Option be exercised after the Last Date to Exercise. After the 90 days have elapsed, your Option will terminate.

If your service terminates because of your death, your estate will have a period of two (2) years to exercise any Options, whether or not the Options were otherwise exercisable at the time of your death, but in no event may the Options be exercised after the Last Date to Exercise. After this period has elapsed, your Options will terminate. In addition, notwithstanding any provision herein to the contrary, if you die during the 90-day period described in connection with a regular termination (i.e., a termination of your service not on account of cause, or your death, permanent and total disability or retirement), and a vested portion of your Options have not yet been exercised, then your Options will instead expire on the date two (2) years after your termination date (but not later than the Last Day to Exercise). In such a case, during the period following your death up to the date two (2) years after your termination date (but not later than the Last Day to Exercise), your estate or heirs may exercise the vested portion of your Options. After this period has elapsed, your Options will terminate.

If your service terminates because of your permanent and total disability, or retirement, you will have a period of three (3) years to exercise any Options, whether or not the Options were otherwise exercisable at the time of your permanent and total disability, or retirement, but in no event may the Options be exercised after the Last Date to Exercise. After this period has elapsed, your Options will terminate.

Your Option will terminate immediately upon termination of your services for Cause. “Cause” means, as determined by the Board, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a felony or of a crime involving moral turpitude; or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements.

4. Taxes and Withholding:

This Option shall not constitute an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company, a Subsidiary or an Affiliate.

5. Transferability:

The Option may be transferred in a manner consistent with Section 10.2 of the Plan.

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